EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 5th day of October, 1998 by and between DENNIS W. VOLLMERSHAUSEN (the "Executive"), and LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Company").


                               W I T N E S S E T H


                  WHEREAS, in order to acquire the Executive's knowledge, experience and abilities, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company, and the Executive desires to be so employed, subject to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                  I. Employment. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the President and Chief Executive Officer of the Company, effective on the later of October 1, 1998 or the date of grant of an H-1B Visa from the U.S. Department of Justice Immigration and Naturalization Service (the "Effective Date"). The Executive agrees to perform such services customary to such office and as shall from time to time be assigned to him in the sole reasonable discretion of the Company's Board of Directors. The Executive shall perform such services in compliance with the Company's policies, including without limitations as such policies may be amended or supplemented from time to time. At the request of the Company's Board of Directors, Executive also will serve, without further compensation, as a director or officer of any of the Company's subsidiaries. Executive shall perform such services at the Company's principal place of business in Anoka, Minnesota or such other place as may be designated by the Company's Board of Directors, from time to time, in its sole reasonable discretion. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies and skill to the business and affairs of the Company in accordance with the directions and orders of the Board of Directors of the Company, subject to such time he shall devote to continuing to serve as a director of the following companies: Eagle Precision Technologies, Inc., Clayton Group Inc., Newell Industrial Corp. and London Machinery, Inc.

                  2. Term of Employment. The term of employment of the Executive pursuant to this Agreement (including any renewal periods hereof, the "Employment Term") shall commence on the Effective Date and shall terminate upon the earlier of (a) the third anniversary date of the Effective Date (such period being referred to as the "Initial Term"), unless this Agreement is automatically renewed as provided below in this Section 2, or (b) the



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date on which the employment of the Executive is terminated pursuant to Section
4 hereof. Commencing on the third anniversary of the Effective Date, and on each subsequent anniversary date thereafter, the Employment Term hereunder shall be renewed automatically for successive periods of one (1) year (each such period being referred to herein as a "Renewal Term"), unless either the Company or the Executive elects not to renew such term by giving written notice thereof at least one hundred twenty (120) days prior to the Expiration Date (as herein defined). For purposes hereof, the last day of the Initial Term or of each Renewal Term, if any, (including in the event of termination pursuant to Section 4 or resignation pursuant to Section 5.5) shall be deemed the "Expiration Date".

         3. Compensation and Other Related Matters.

                           3.1 Base Salary. As compensation for the services
rendered by the Executive hereunder, the Company shall pay, or shall cause to be paid, to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum (the "Annual Base Salary"). The Company's obligation to pay the Annual Base Salary shall begin to accrue on the Effective Date and shall be paid in accordance with the Company's customary payroll practices which are in effect from time to time during the Employment Term. The Annual Base Salary may be increased at any time during the Employment Term by action of the Board of Directors of the Company in its sole discretion. The Executive's Annual Base Salary shall be subject to all applicable withholding and other taxes.

                           3.2 Annual Bonus. In addition to the Annual Base
Salary set forth above, during the Employment Term, the Executive shall be entitled to receive an annual bonus (the "Annual Bonus") according to the terms of the Company's Short Term Incentive Plan for each fiscal year; provided, that the Annual Bonus shall in no event be less [THAN AN AMOUNT EQUAL TO 10% OF THE ANNUAL BASE SALARY THEN PAYABLE TO THE EXECUTIVE UNDER SECTION 3.1 HEREOF BASED UPON CERTAIN MINIMUM FINANCIAL RESULTS ACHIEVED BY THE COMPANY AND AGREED TO BY THE EXECUTIVE AND COMPANY FOR EACH YEAR DURING THE TERM HEREOF.] The Annual Bonus shall be payable by the Company to the Executive with respect to each year ending on December 31, by March 31 of the following fiscal year. The Company's Short Term Incentive Plan is determined by the Company's Board of Directors for each fiscal year.

                           3.3 Other Employment Benefits. During the Employment
Term, the Executive shall be entitled to the following employment benefits:

                           (a) four (4) weeks of paid vacation in each fiscal
year of the Company while the Executive is employed hereunder (two weeks of which if not used by the Executive in any given fiscal year may be carried over to the next fiscal year; provided, that the Executive shall not have more than six (6) weeks paid vacation in any given fiscal year as a result of such carry over) and sick leave in accordance with the Company's policies from time to time in effect for executive officers of the Company; provided, that, except as provided herein, vacation and/or sick leave time not used in any year may not be carried over or transferred from one year to another or converted to cash;

                           (b) participation, subject to qualification
requirements, in medical, life or other insurance or hospitalization plans and long-term disability policies which are presently in effect or hereinafter instituted by the Company and applicable to its executive officers generally; provided, that, the Company shall pay all premium, copayment and deductible expenses of the Executive in respect of such Company plans and policies;

                           (c) participation, subject to classification
requirements and continued maintenance thereof by the Company in other employee benefit plans, such as pension and profit sharing plans, which are from time to time applicable to the Company's executive officers generally; and

                           (d) an automobile allowance in accordance with the
Company's regular policy for senior executive officers.

                           (e) The Company will reimburse the Executive for (i)
the reasonable cost of the preparation of his annual income tax returns for the United States and Canada, (ii) a one time reasonable fee for estate planning consultation as a result of his U.S. and Canadian tax status, and (iii) the rental expense for a period of six months after the Effective Date for the use of an apartment by the Executive in the Minneapolis, Minnesota area, and (iv) the Company will pay the cost of a complete annual physical examination of the Executive.

                           3.4 Expenses. During the Employment Term, the
Executive shall be entitled to receive prompt reimbursement from the Company of all travel, entertainment and out-of-pocket expenses which are reasonably and necessarily incurred by the Executive in the performance of his duties hereunder; provided, that, the Executive properly accounts therefor in accordance with the Company's policies as in effect from time to time and such expenses are approved by the Board of Directors of the Company.

                           3.5 Options. The Executive shall be granted on the
Effective Date options to purchase up to 250,000 shares of Common Stock of the Company (the "Option Shares") pursuant to and in accordance with the terms of the Company's 1998 Stock Option Incentive Plan and the option agreement dated as of the Effective Date; such options shall have an exercise price equal to the fair market value (determined in accordance with the Plan) per share on the Effective Date, with 20% of the Option Shares vesting on the anniversary of the Effective Date for each of the next five (5) years, provided that the Executive continues to be employed by the Company on each such vesting date.

                  4.       Termination.

                           4.1 Disability. In the event that at any time during
the Employment Term, the Executive, due to physical or mental injury, illness, disability or incapacity, including "disability" within the meaning of the disability plan which the Company then has in effect entitling the Executive to benefits thereunder, shall fail to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder for a period of three (3) consecutive months or for a non-consecutive period of five
(5) months within any twelve (12) month period, the Company, in accordance with appropriate disability discrimination laws and regulations of the State of Minnesota, may terminate his employment for "Disability" upon not less than thirty (30) days prior written notice (such notice referred to herein as a "Termination Notice") to the Executive.

                           4.2 Death. The Executive's employment shall terminate
immediately upon the death of the Executive.

                           4.3 Cause. The Company may, at any time and in its
sole discretion, terminate the Executive's employment for Cause (as herein defined) by delivery to the Executive of a Termination Notice specifying the nature of such Cause, effective as of the date (the effective date of any termination by the Company pursuant to this Section 4 being referred to herein as the "Termination Date") of such Termination Notice. For purposes hereof, termination for "Cause" shall mean (i) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (ii) the commission of a fraudulent act or practice by the Executive affecting the Company; (iii) the willful failure by the Executive to follow the directions of the Board of Directors; (iv) the Executive's violation of the Company's drug and alcohol policy or illegal drug use; (v) the material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross or willful misconduct that relates to the affairs of the Company; provided, that the Executive shall receive a Termination Notice with respect to a termination for Cause pursuant to subsections (iii), (v) and/or (vi) hereof and the Executive shall have thirty
(30) days following his receipt of such Termination Notice to cure the breach specified therein prior to his employment being terminated for Cause pursuant thereto.

                           4.4 Voluntary Termination by Company. The Company
may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for any reason other than for Cause by the delivery to the Executive of a Termination Notice, effective as of the date of such Termination Notice.

                  5. Compensation During Disability, and Upon Termination. During a Disability Period (as herein defined) or upon the termination of the Executive's employment hereunder, the Executive shall be entitled to the following benefits:

                           5.1 Disability. During any period (the "Disability
Period") that the Executive, due to physical or mental injury, illness, disability or incapacity, including "disability" within the meaning of the disability plan which the Company then has in effect


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entitling the Executive to benefits thereunder, fails to perform satisfactorily and continuously the duties assigned to him and the services to be performed by him hereunder, the Company shall continue to pay to the Executive the Annual Base Salary (as in effect at such time) in accordance with the provisions of
Section 3.1 hereof, less any compensation payable to the Executive under the applicable disability insurance plan of the Company during such Disability Period. Thereafter, if the Executive's employment hereunder is terminated pursuant to Section 4.1 hereof, the Company shall have no further obligations hereunder after the Termination Date other than the payment of (a) the Annual Base Salary (as in effect during the year of such termination) payable in accordance with the Company's customary payroll practices (less any compensation payable to the Executive under the applicable disability insurance plan of the Company), for the 12-month period immediately following the Termination Date, and (b) the Executive's PRO RATA portion of the Annual Bonus due pursuant to
Section 3.2 hereof for the year in which such termination occurs (equal to the Annual Bonus that would have been due pursuant to Section 3.2 hereof if Executive had not been terminated, multiplied by a fraction equal to the number of days during such year that the Executive was employed divided by 365 days), payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

                           5.2 Death. If the Executive's employment is
terminated pursuant to Section 4.2 hereof as a result of the Executive's death, the Company shall have no further obligations hereunder after the date of the Executive's death other than the payment to the Executive's estate, legal representative, heirs or other beneficiaries of (a) the Annual Base Salary (as in effect during the year of such death) payable in accordance with the Company's customary payroll practices, for the 12-month period immediately following the date of the Executive's death, and (b) the Executive's PRO RATA portion of the Annual Bonus due pursuant to Section 3.2 hereof for the year in which such death occurred (equal to the Annual Bonus that would have been due pursuant to Section 3.2 hereof if Executive's death had not occurred, multiplied by a fraction equal to the number of days during such year that the Executive was employed divided by 365 days), payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated.

                           5.3 Cause. If the Executive's employment is
terminated by the Company for Cause pursuant to Section 4.3 hereof, the Company shall have no further obligations hereunder after the Termination Date other than the payment to the Executive of the Annual Base Salary accrued and unpaid through the Termination Date. The Company shall not be obligated to make any bonus payments to the Executive pursuant to Section 3.2 hereof for the year in which such termination occurs or to provide any of the benefits set forth in
Section 3.3 of this Agreement after the Termination Date, except as may be required by applicable law.

                           5.4 Voluntary Termination by Company. If the Company
voluntarily terminates the Executive's employment hereunder pursuant to Section
4.4 hereof, the Company shall have no further obligations hereunder after the Termination Date other than the payment of (a) for the greater of the 12-month period immediately following the Termination

Date, or the remainder of the Initial Term or a Renewal Term, as the case may be, (i) the Annual Base Salary (as in effect during the year of such termination) payable in accordance with the Company's customary payroll practices, and (ii) at no greater out-of-pocket expense to the Company than incurred prior to termination, the Company-sponsored medical and health benefits previously made available to the Executive, but only to the extent permitted by such policies or plans, or as otherwise required by law, and (b) the Annual Bonus due pursuant to Section 3.2 hereof for the year in which such termination occurs, payable on the same date as such Annual Bonus would have been payable for such year pursuant to Section 3.2 hereof had the Employment Term not been so terminated; provided, however, that such amounts will not be payable by the Company unless Executive executes and delivers to the Company a full and complete release, in form satisfactory to the Company, of all claims by Executive, against the Company, its subsidiaries and affiliates and their respective stockholders, partners, members, directors, officers, employees and representatives and agents.

                           5.5 Resignation by Executive. If at any time during
the Initial Term or any Renewal Term, the Executive resigns from the employ of the Company for any reason whatsoever, the Company shall have no further obligations hereunder after the Expiration Date other than the payment to the Executive of the Annual Base Salary accrued and unpaid through the Expiration Date. The Company shall not be obligated to make any bonus payments to the Executive pursuant to Section 3.2 hereof for the year in which such resignation occurs.

                  6. Confidentiality. The Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information (as defined herein). For purposes of this Section 6, the term "Company" shall be deemed to include all subsidiaries owned directly or indirectly by the Company. The parties hereto recognize that the services to be performed by the Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company after the Effective Date, the Executive will acquire, or may have acquired, Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of the Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive's employment with the Company pursuant to this Agreement, the Executive agrees that at all times from after the Effective Date, except as limited by applicable law, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company or any of its subsidiaries or affiliates) any Confidential Information, except as required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this Section 6, or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its affiliates or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Executive is required by law to disclose any Confidential Information; provided, that in such case, the Executive shall (a) give the Company the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company, at the Company's expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Executive under this Section 6 shall survive any termination of this Agreement. During the Employment Term, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 6 are reasonably necessary to protect the proprietary rights of the Company in its Confidential Information, trade secrets, goodwill and reputation.

                           For purposes hereof, the term "Confidential
Information" means all information developed or used by the Company or any of its respective affiliates relating to the Business (as herein defined), operations, employees, customers, suppliers and distributors of the Company, including, but not limited to, manufacturing techniques, processes and methods, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and all trademarks, copyrights and patents, and applications therefor, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term "Confidential Information" also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential. For purposes hereof, the term "Business" shall mean the business of designing, manufacturing, marketing, distributing, and selling, automotive or vehicle accessories in the automotive or vehicle accessories industry or market.

                  7. Noncompetition; Nonsolicitation. (a) The Executive agrees that, during the Employment Term and for a period of twenty-four (24) months following the Expiration Date of the Executive's employment with the Company,
(i) the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or otherwise be connected as an officer, employee, stockholder, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with the Business conducted by the Company in the State of Minnesota or in any other state or area where such Business is being conducted on the Expiration Date the Executive's employment is terminated hereunder, and (ii) the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an employee of the Company, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, company, firm or other entity, any business relating to services or products of the type provided by, or orders for business or services or products similar to those provided by, the Company or any of its subsidiaries, affiliates or divisions from any person, company, firm or other entity who is, or has at any time within two years prior to the date of such action been, a customer or supplier of the Company or any of its subsidiaries, affiliates or divisions. Notwithstanding the foregoing, the Executive's ownership of securities of a public company engaged in competition with the Company not in excess of 5% of any class of such securities shall not be considered a breach of the covenants set forth in this Section 7(a) above.

                  (b) The Executive agrees that, at all times from after the Effective Date, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, except in his capacity as an employee of the Company (i) seek to persuade any employee of the Company or any of its subsidiaries or divisions to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the Business; or (ii) solicit or employ any such person at any time within twelve (12) months following the date of cessation of employment of such person with the Company or any of its subsidiaries or divisions throughout the State of Minnesota and in every other area where the Company conducts its Business.

                  8. Inventions. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the Business or the business of any of the Company's subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors of the Company, and shall be the Company's exclusive property as against the Executive. The Executive shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. The Executive hereby assigns any and all such inventions to the Company and hereby agrees to execute and deliver such agreements, certificates, assignments or other documents as may be necessary to effect the assignment to the Company of any and all such inventions as contemplated by this Section 8. The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights of the Company with respect to such inventions as are to be in the Company's exclusive property as against the Executive under this Section 8 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company. The Executive is hereby notified that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (i) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the Executive for the Company.

                  9. Breach by the Executive. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Executive of the material terms and conditions of the obligations to be performed by him hereunder, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his material obligations under Sections 6, 7 or 8 could cause the Company irreparable harm for which no adequate remedy at law would be available in respect thereof and that therefore upon proof of the same the Company would be entitled to seek injunctive relief with respect thereto.

                  10. Insurance. The Executive acknowledges and agrees that the Company may obtain a life insurance policy on the life of the Executive with the Company named as the beneficiary. If the Company so elects, the Executive covenants and agrees to cooperate fully with the Company's efforts to obtain such insurance policy.

                  11. Conflicting Agreements. The Executive hereby represents and warrants to the Company that (a) neither the execution of this Agreement by the Executive nor the performance by the Executive of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Executive is a party or by which the Executive is bound, and (b) the Executive is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

                  12. Further Assurances. The Executive hereby agrees to execute and deliver such agreements, certificates or other documents as may be reasonably requested by the Company which may be necessary or are required hereunder.

                  13. Miscellaneous.

                           13.1 Successors; Binding Agreement. This Agreement
and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

                           13.2 Notice. All notices and other communications
provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as follows:


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                  (a)      If to the Executive:




                           with a copy to:



                  (b)      If to the Company:

                           Lund International Holdings, Inc.
                           911 Lund Boulevard
                           Anoka, Minnesota  55303
                           Attention:  Ira D. Kleinman


                           with a copy to:

                           Thelen Reid & Priest LLP
                           40 West 57th Street
                           New York, New York  10019
                           Attention:  Leonard Gubar, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                           13.3 Governing Law. This Agreement shall be governed
by and in accordance with the laws of the State of Minnesota without regard to conflict of law rules thereof.

                           13.4 Waivers. The waiver of either party hereto of
any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                           13.5 Validity. The invalidity or unenforceability of
any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration or scope, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

                           13.6 Entire Agreement. This Agreement sets forth the
entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

                           13.7 Headings Descriptive. The headings of the
several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                           13.8 Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    EXECUTIVE


                                    /s/ Dennis W. Vollmershausen
                                    Dennis W. Vollmershausen


                                    LUND INTERNATIONAL HOLDINGS, INC.



                                    By: /s/ Ira D. Kleinman
                                       Ira D. Kleinman
                                       Chairman of the Board